Exhibit 10.21
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
BETWEEN MIAMI INTERNATIONAL HOLDINGS, INC.
AND THOMAS P. GALLAGHER
THIS AMENDED AND RESTATED AGREEMENT is entered into, effective as of July 17, 2025, by and between MIAMI INTERNATIONAL HOLDINGS, INC., a Delaware corporation with a principal place of business at 7 Roszel Road, Suite 1A, Princeton, NJ 08540 (hereafter “MIH” or the “Company” and together with its subsidiaries, the “Company Group”), and THOMAS P. GALLAGHER (hereafter “Executive” or “Employee”).
RECITALS:
WHEREAS, the Company and Executive entered into an Amended and Restated Employment Agreement dated as of January 1, 2022, as amended by Amendment No. 1 thereto dated as of August 4, 2023 (as so amended, the “2022 A&R Agreement”);
WHEREAS, the Company and Executive desire to further amend the Agreement to extend the Term thereof as set forth herein;
WHEREAS, the Company and Executive would like to consolidate the 2022 A&R Agreement as so amended into one consolidated, restated agreement which shall amend, restate and replace the 2022 A&R Agreement in its entirety (as so amended and restated, the “2025 A&R Agreement” or “Agreement”);
WHEREAS, the Company Group is engaged in the business of (i) developing, implementing, operating and/or owning exchanges for the trading of equity options, index options, currency options, cash equities, futures, digital assets and/or cryptocurrency, (ii) developing, implementing, operating and/or owning clearing platforms for the clearing and/or settlement of securities and other commodities, (iii) owning a futures commission merchant (“FCM”), (iv) providing financial and client services in connection with use of any of the foregoing platforms or services, (v) developing technology for exchanges FCMs and clearing houses, (vi) providing consulting services with respect to any of the foregoing, and (vii) pursuing strategic and technology ventures within the exchange, trading and/or clearing services space (the “Business”);
WHEREAS, the Company has employed Executive as Chairman and Chief Executive Officer of the Company and certain of its subsidiaries since December 2012;
WHEREAS, the Company desires to enter into this 2025 A&R Agreement embodying the terms of Executive’s employment by the Company; and
WHEREAS, Executive desires to enter into this Agreement and to accept such employment by the Company, subject to the terms and provisions of this 2025 A&R Agreement.

MIH RESTRICTED – CONFIDENTIAL INFORMATION OF MIAMI INTERNATIONAL HOLDINGS, INC. AND ITS SUBSIDIARIES

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby continue to agree as follows:
1.    Employment.
(a)    The Company hereby agrees to employ Executive and Executive hereby agrees to serve the Company, in each case on the terms and conditions set forth herein.
(b)    During the term of this Agreement, Executive shall have the position of Chairman and Chief Executive Officer of the Company, and as such will be responsible to report to the Company’s Board of Directors (the “Board”). Executive shall serve as Chairman of the Board of the Company.
(c)    During the term of this Agreement, Executive shall also have the positions of Chairman and Chief Executive Officer of Miami International Securities Exchange, LLC (“MIAX”), MIAX PEARL, LLC (“MIAX Pearl”), MIAX Emerald, LLC (“MIAX Emerald”) and MIAX Sapphire, LLC (“MIAX Sapphire”) (MIAX, MIAX Pearl, MIAX Emerald MIAX Sapphire are hereinafter collectively referred to as the “Exchange”), Miami International Technologies, LLC (“MIAX Technologies”), MIAX Global,LLC, MIAX Products, LLC, M 402 Holdings, LLC, M 7 Holdings, LLC, M 9 Holdings, LLC, and Dorman Trading, LLC and as Chief Executive Officer of MIH East Holdings, LLC. Executive will be responsible to report to the respective Board of Directors of each such company as applicable. Executive shall serve as Chairman of the Board of each of the foregoing companies.
(d)    During the term of this Agreement, Executive shall also serve as Chairman of MIAX Futures, LLC (“MIAX Futures”), LedgerX LLC d/b/a MIAX Derivatives Exchange (“MIAXdx”), The Bermuda Stock Exchange (“BSX”) and The International Stock Exchange Group Limited (“TISEG”) and as a Director on the Board of Directors of MIAX Global Derivatives, LLC, MGEX Real Estate Holdings, LLC and MIH East Holdings, LLC.
2.    Term of Agreement.
(a)    This Initial Term commenced as of December 1, 2012 (the “Effective Date”) and shall continue in effect for a period expiring on December 31, 2028, if not sooner terminated pursuant to Section 6 below (the “Initial Term”). This Agreement shall thereafter automatically renew for one (1) additional one (1) year period (a “Renewal Term”), if not sooner terminated pursuant to Section 6 below, unless at least ninety (90) days prior to the expiration of the Initial Term, either party gives notice to the other in accordance with this Agreement that such party does not wish to so extend the term. The parties may agree to continue this Agreement on a year to year basis for one (1) or more additional renewal terms after the expiration of the initial Renewal Term by a written amendment signed by the parties (each an additional Renewal Term). During any Renewal Term, the applicable terms and conditions of this Agreement shall continue to apply. References in this Agreement to the “Term” shall mean only the Initial Term or any Renewal Term, in each case as is then in effect.

MIH RESTRICTED – CONFIDENTIAL INFORMATION OF MIAMI INTERNATIONAL HOLDINGS, INC. AND ITS SUBSIDIARIES
2

(b)    Notwithstanding the above, if during the Term the Company obtains Qualified Public Company Status or has a Change in Control (as such terms are defined below) at a time that the remaining Term is less than one (1) year, Executive shall continue in Executive’s then current roles for one (1) additional year from and after the date of either to occur of the above-referenced corporate events. During any such extended Term, the terms and conditions of this Agreement shall continue to apply. For the purposes of this Section 2,
(i)     “Qualified Public Company Status” shall mean the common stock of the Company is registered on one or more national securities exchanges in the U.S.; and
(ii) “Change in Control” shall have the meaning ascribed to such term in the Company's 2022 Equity Incentive Plan (the “2022 EIP”).
3.    Executive's Duties.
(a)    Executive agrees to devote Executive’s full business time, attention skill and best efforts to the affairs of the Company Group and shall not engage in any other business or occupation during the Term, including, without limitation, any activity that (x) conflicts with the interests of the Company Group, (y) interferes with the proper and efficient performance of Executive’s duties for the Company Group, or (z) interferes with Executive’s exercise of judgment in the Company Group’s best interests. Notwithstanding the foregoing, nothing herein shall preclude Executive from (i) engaging in charitable activities and community affairs and (ii) managing Executive’s personal investments and affairs; provided, however, that the activities set out in clauses (i) and (ii) shall be limited by Executive so as not to materially interfere, individually or in the aggregate, with the performance of Executive’s duties and responsibilities hereunder.
(b) In the positions described in Section 1(a), Executive shall perform such duties as are assigned by the Board and which are appropriate and consistent with such positions (the “Duties”). Executive’s principal work location will be in the Company’s Princeton, New Jersey office unless otherwise agreed by Executive and the Company. Executive understands and agrees that Executive may be required to travel to the Company Group’s other offices and elsewhere to effectively perform Executive’s Duties and responsibilities and that Executive may be required to travel from time to time for business reasons .
(c)    If requested by the Company, the Executive will cooperate with the Company in efforts by the Company to obtain key person life insurance with respect to Executive and will submit to all reasonable and customary examinations by the provider of such life insurance.
4.    Company's Duties.
(a)    The Company shall:
(i)    compensate Executive as set forth in Section 5 below.

MIH RESTRICTED – CONFIDENTIAL INFORMATION OF MIAMI INTERNATIONAL HOLDINGS, INC. AND ITS SUBSIDIARIES
3

(ii)    furnish the Executive with a suitable office, and such equipment, supplies, instruments, and clerical and staff support as are reasonable and necessary to fulfill his Duties as set forth in this Agreement.
(iii)    furnish Executive with such data, materials, documents and other information as are reasonable and necessary to fulfill Executive’s Duties as set forth in this Agreement.
(iv)    reimburse Executive for all reasonable out of pocket business expenses Executive incurs to fulfill the terms of this Agreement, approved by the Company in accordance with its policies, rules, standards, and/or procedures governing such expenses, including without limitation, those for travel (including lodging, food, telephone, facsimile and other electronic voice or data transmissions while traveling). The Company shall furnish Executive with a credit card for gas, meals and entertainment relating to Company business expenses. Executive shall submit periodic reports of such expenses on forms with supporting documentation as the Company shall prescribe for its executives and the Company shall pay such reimbursement in accordance with its policies and procedures in effect from time to time.
(b)    The Company, upon approval of the Board, may pay additional compensation to Executive beyond that amount set forth in Section 5 below. The Board may approve such additional compensation if it views such additional compensation to be in the best interest of, and fair to the Company. Such additional compensation may be in the form of, without limitation, stock options, warrants, or performance bonuses.
(c)    During the Term of this Agreement, the Company shall provide, at its expense, Directors and Officers liability insurance coverage relating to Executive’s acts and/or omissions as an officer and/or employee of the Company and any of its affiliates including, but not limited to, the affiliates noted in Section 1 above. The limits of coverage and terms of the Directors and Officers liability insurance are to be mutually agreeable to Executive and the Company.
(d)    The Company shall indemnify and hold harmless Executive from any and all claims related to Executive’s acts or omissions in Executive’s capacity as an officer and an employee of the Company and any affiliates (subject to limitations under applicable laws) including, but not limited to, tort, contract or any other type of claim whether seeking legal or equitable remedies. The foregoing indemnification obligation includes, but is not limited to, (i) the advancement and payment of Executive’s attorney’s fees and expenses of counsel (counsel to be selected by Executive and such fees and expenses to be paid by the Company as submitted), (ii) the payment of the litigation costs, expert witness fees and all other fees and expenses associated with any and all claims described herein, (iii) the payment of any and all settlements, judgments, penalties, costs, fees and/or expenses resulting from any and all claims described herein. Executive agrees to provide prompt notice to the Company of any claims subject to this indemnification obligation, to consult with the Company regarding all material aspects of the prosecution or defense of such claims and not to compromise or settle any such claims without the Company’s prior consent, such consent not to be unreasonably withheld, delayed or conditioned.

MIH RESTRICTED – CONFIDENTIAL INFORMATION OF MIAMI INTERNATIONAL HOLDINGS, INC. AND ITS SUBSIDIARIES
4

5.    Compensation.
(a)    (i) Base Salary. The Company shall pay Executive a base annual salary of $2,500,000 (“Base Salary”) during the remaining Term of this Agreement in installments in accordance with the Company’s standard payroll practices for salaried employees (but no less frequently than twice a month).
(ii) Annual Cash Bonus. During each calendar year of the Term, commencing in 2022 with respect to 2021 performance, Executive shall be eligible to receive a discretionary bonus (the “Discretionary Bonus”) in the sole discretion of the Company. The payment and amount of any Discretionary Bonus shall be determined in the sole discretion of, and by, the Compensation Committee of the Company (“Compensation Committee”) and may be based upon the achievement by the Company and/or Executive of certain performance criteria to be determined by the Compensation Committee and communicated to Executive in the first quarter of each applicable year of the Term. For any year during the Term that is not a full year and with respect to which Executive has been granted and earned a Discretionary Bonus, Executive shall receive a pro-rated bonus, based upon the length of service and/or satisfaction of performance criteria as applicable in such year. For any year during which a Discretionary Bonus has been granted to Executive and earned, such bonus shall be paid to Executive within two and one-half months after the close of the applicable calendar year.
(iii)    Adoption of STI and LTI Compensation Plans. In addition to the base salary established for the Executive and variable performance based bonus and other contractually agreed upon compensation that the Executive may be granted, the Company’s Compensation Committee will adopt short term incentive (STI) and long term incentive (LTI) compensation plans which shall reward the Executive and other senior management of the Company for both organizational wide objectives (typically financial, operational or strategic in nature) and individual contributions.
(b) In addition to such other compensation as shall be payable in accordance with the Agreement, the Executive shall participate, along with other senior executives of the Company, in an annual Executive Cash Bonus Pool which shall be based upon the earnings of the Company and its subsidiaries before interest, taxes, depreciation or amortization (“EBITDA”) and payable annually on each March 15th for the remainder of the Term. The Company and the Executive agree that the definition of EBITDA may not be consistent with GAAP. The Executive Cash Bonus Pool shall be administered pursuant to a plan approved by the Compensation Committee and the cumulative amount of the Executive Cash Bonus Pool to be shared by designated senior executive participants: (i) shall be subject to the exclusion of a minimum EBITDA amount to be determined in the sole discretion of the Board; and (ii) shall not be less than five percent (5.0%) of the total combined EBITDA of the Company and its subsidiaries derived from all sources, over the excluded minimum EBITDA amount described above. For any year during the Term that is not a full year and with respect to which the Executive has been granted a bonus pursuant to this Section 5(b), Executive shall receive a pro-rated bonus, based upon the length of service in such year. The bonus described in this Section 5(b) is hereinafter referred to as the “EBITDA Bonus”. The amount of the EBITDA Bonus

MIH RESTRICTED – CONFIDENTIAL INFORMATION OF MIAMI INTERNATIONAL HOLDINGS, INC. AND ITS SUBSIDIARIES
5

awarded to Executive and other designated senior executives shall be based upon the recommendations of the Compensation Committee of the Company.
(c)    Executive shall be eligible to participate in coverage under the Company's insurance and disability plans or programs, pension plans and other executive benefit plan or programs, if any, at least equal to the coverage generally provided to other full-time executives of the Company at the same level as Executive. Executive shall receive a monthly car allowance in the amount of $1,500. During the Term of this Agreement, the Company will provide, at its expense, disability insurance for the benefit of Executive in an amount not less than 60% of Executive’s Base Salary.
(d)    During the Term of this Agreement the Company, will provide at its expense, a new life insurance policy for the Executive in an amount of $3,000,000, provided such life insurance is available at commercially reasonable rates. Executive agrees to submit to all reasonable and customary examinations by the provider of such life insurance.
(e)    Executive shall be entitled to twenty-five (25) days of vacation per year in addition to personal days and sick leave in accordance with the policies of the Company from time to time in effect for executives of comparable expertise and authority.
(f)    (i)    Stock Options. As additional compensation for services rendered, the Compensation Committee or the Board of Directors of the Company, in their sole discretion, may grant additional options to purchase shares of the Company’s Common Stock in accordance with the terms of the Company’s stock option/restricted share plans then in effect.
(ii)    Restricted Shares-RSU’s. As additional compensation for services rendered, the Compensation Committee or the Board of Directors of the Company, in their sole discretion, may grant additional restricted shares for the issuance of the Company’s Common Stock to the Executive all in accordance with the terms of the Company’s restricted share plans then in effect.
(g)     In the event that the Company proposes or is required to register any of its shares or other equity securities for public sale for cash under the Securities Act (other than on Forms S-4 or S-8 or similar registration forms), Executive shall have piggyback registration rights with respect to the inclusion in such registration statement of shares of Common Stock of the Company held by Executive on terms at least as favorable as any other holder of Common Stock other than strategic investors of the Company.
(h)    Executive shall be entitled to participate in any technology bonus plan (“Technology Bonus Plan”) established by the Compensation Committee during the Term, which Technology Bonus Plan shall be funded with a percentage of the profits before interest, taxes, depreciation and amortization (“EBITDA”) received from the license and/or sale of technology products and services by MIAX Technologies during such period. Executive’s individual

MIH RESTRICTED – CONFIDENTIAL INFORMATION OF MIAMI INTERNATIONAL HOLDINGS, INC. AND ITS SUBSIDIARIES
6

participation in the Technology Bonus Pool shall be at a rate equal to 3% (three percent) of EBITDA.
(i)    Executive shall be eligible to receive a one-time special bonus in the amount of $1,000,000 in connection with the Company obtaining Qualified Public Company Status, payable within forty-five (45) days of the effective date of same.
(j)    Executive shall be entitled to participate in the Company transaction incentive plan (“TIP”) established by the Compensation Committee, which TIP is designed to retain and reward senior executives of the Company in connection with certain change-in-control transactions (other than an initial public offering) at the rate established by the Compensation Committee and set forth in the agreement entered into between Executive and the Company pursuant to the TIP.
6.    Termination.
(a)    For Cause. The Company shall have the right, at any time effective upon notice to Executive, to terminate this Agreement and Executive’s employment hereunder for “Cause” (as hereinafter defined). For purposes of this Agreement, “Cause” shall mean (i) a wilful failure by Executive to follow any lawful and reasonable written directive, policy or instruction of the Chief Executive Officer or the Board of Directors of the Company; (ii) a material breach by Executive of the terms of this Agreement; (iii) wilful malfeasance or gross negligence in the performance by Executive of his duties; (iv) dishonesty by Executive with respect to the Company that has a material injurious effect on the Company; (v) Executive's conviction, or plea of guilty or no contest to, any crime involving deception, fraud or moral turpitude that has a material injurious effect on the Company; or (vi) the Company does not receive all of the necessary SEC licenses and approvals required to operate an options exchange on or before March 31, 2013. In any circumstances involving Sections 6(a)(i), 6(a)(ii), 6(a)(iii) and/or 6(a)(iv) of this Agreement, the Company must provide Executive with forty-five (45) calendar days advance written notice of his conduct which the Company contends constitutes Cause and allow Executive the opportunity to cure such conduct before the Company can terminate Executive for Cause. Furthermore, the Company may treat a termination of Executive's employment as termination for Cause only after giving Executive the notice and opportunity to cure noted above and after providing Executive and his counsel an opportunity to be heard at a meeting of any committee designated by the Company’s Board of Directors. For purposes of this definition of Cause, no act or omission shall be considered to have been “wilful” unless it was not in good faith and Executive had knowledge at the time that the act or omission was not in the best interest of the Company. Any act or failure to act based on authority given pursuant to a resolution duly adopted by the Board or based on the advice of counsel of the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interest of the Company. Cause shall not include wilful failure due to incapacity resulting from physical or mental illness or any actual or anticipated failure after notice of termination for “Good Reason” (as defined below) has been given to the Company.
(b)    Good Reason. Executive shall have the right, at any time upon notice to the Company, to terminate this Agreement and Executive’s employment hereunder for “Good

MIH RESTRICTED – CONFIDENTIAL INFORMATION OF MIAMI INTERNATIONAL HOLDINGS, INC. AND ITS SUBSIDIARIES
7

Reason” (as hereinafter defined) in the event the Executive provides notice to the Company of the Good Reason condition within ninety (90) calendar days after the condition arises and the Company fails to cure such condition within thirty (30) calendar days of the receipt of notice. For purposes of this Agreement, “Good Reason” means (in the absence of written consent by the Executive) (i) material diminution by the Company of Executive’s authority, duties and responsibilities, which change would cause Executive’s position to become one of less responsibility, importance and scope, (ii) material reduction by the Company of the Base Salary, as it may be increased from time to time, (iii) a materially adverse change in the geographic location at which the Executive must perform services as described in Section 3(a) above; or (iv) any other action or inaction that constitutes a material breach by the Company of this Agreement. For purposes of the Agreement, “Good Reason” shall be interpreted in a manner, and limited to the extent necessary, so that it will not cause adverse tax consequences for either party with respect to Section 409A, any successor statute, regulation and guidance thereto.
(c)    Death and Disability. This Agreement and the Executive’s employment will terminate upon his death. This Agreement and the Executive’s employment may be terminated by the Company upon forty-five (45) calendar days written notice from the Company following the determination, as set forth immediately below, that the Executive suffers from a Permanent Disability. For purposes of this Agreement, “Permanent Disability” means either (i) the inability of Executive to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (ii) Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company. Executive shall be deemed to have a Permanent Disability if he is determined to be (i) totally disabled by the Social Security Administration or (ii) disabled in accordance with a disability insurance program, provided such definition of disabled under the program complies with the definition of Permanent Disability hereunder. Such Permanent Disability shall be certified by a physician chosen by the Company and reasonably acceptable to the Executive (if he is then able to exercise sound judgment) or Executive's designee. During any period that the Executive fails to perform his duties hereunder as a result of a Permanent Disability (“Disability Period”), the Executive will continue to receive his Base Salary at the rate then in effect for such period until his employment is terminated pursuant to this Section 6(c) and any accrued but unpaid Discretionary Bonus or Options License Bonus; provided, however, that payments of Base Salary so made to the Executive will be reduced by the sum of the amounts, if any, that were payable to the Executive at or before the time of any such salary payment under any disability benefit plan or plans of the Company and that were not previously applied to reduce any payment of Base Salary. Any payments of Base Salary during the Disability Period shall be made in accordance with the Company’s standard payroll practices for salaried employees.

MIH RESTRICTED – CONFIDENTIAL INFORMATION OF MIAMI INTERNATIONAL HOLDINGS, INC. AND ITS SUBSIDIARIES
8

7.    Effects of Termination.
(a)    In the event that Executive’s employment is terminated pursuant to Section 6(a) hereof or by the Executive without Good Reason, (i) Executive’s employment hereunder shall immediately cease, (ii) the Company shall pay to the Executive within 30 calendar days after the date of termination, his accrued and unpaid Base Salary, his accrued and unpaid Discretionary Bonus, accrued vacation time and business expense reimbursement through the date of termination in accordance with the Company’s usual procedures, (iii) Executive shall receive any rights and benefits (if any) provided under plans and programs of the Company, determined in accordance with the applicable terms and provisions of such plans and programs. Once the amounts referred to in clauses (ii) and (iii) are paid, however, the Company shall have no further obligation to Executive.
(b)    If Executive shall die during the Term, Executive’s employment hereunder shall immediately cease, and the Company shall pay to Executive’s estate or designated beneficiary within 30 calendar days after the date of termination, his accrued and unpaid Base Salary, his accrued and unpaid Discretionary Bonus, accrued vacation time and business expense reimbursement through the date of termination in accordance with the Company’s usual procedures. In addition, Executive’s estate or designated beneficiary will be entitled to any rights and benefits (if any) provided under any plans and programs of the Company, determined in accordance with the applicable terms and provisions of such plans and programs. In the absence of a beneficiary designation by the Executive, or, if the Executive’s designated beneficiary does not survive him, payments and benefits described above will be paid to the Executive’s estate. In the event that the Company elects to terminate the Executive’s employment pursuant to Section 6(c) as a result of a Permanent Disability, the Company shall pay to Executive within 30 calendar days after the date of termination, his accrued and unpaid Base Salary, his accrued and unpaid Discretionary Bonus, accrued vacation time and business expense reimbursement through the date of termination in accordance with the Company’s usual procedures. In addition, Executive will be entitled to any rights and benefits (if any) provided under any plans and programs of the Company, determined in accordance with the applicable terms and provisions of such plans and programs.
(c)    In the event that Executive’s employment hereunder is terminated by the Executive for Good Reason, or by the Company without Cause other than pursuant to Section 6(a) or 6(c), then: (i) the Company shall continue to pay to Executive, the Base Salary specified in Section 5(a) in separate, substantially equal monthly installments until the earlier to occur of (A) the date on which the Term would have expired had the termination of Executive’s employment hereunder not occurred, or (B) the date upon which the monthly installment is payable to Executive in February of the year immediately following the calendar year during which Executive’s employment terminated, (ii) Executive shall be paid on March 1 of the year following the calendar year during which Executive’s employment was terminated, an amount equal to the Base Salary that would have been payable to Executive during the remaining balance of the Term had a termination of Executive’s employment hereunder not occurred less the total payments to Executive pursuant to Section 7(c)(i) above together with any accrued but unpaid cash bonuses including those set forth in Section 5 of the Agreement and any Discretionary

MIH RESTRICTED – CONFIDENTIAL INFORMATION OF MIAMI INTERNATIONAL HOLDINGS, INC. AND ITS SUBSIDIARIES
9

Bonus, (iii) the Company shall provide Executive with continued health care coverage with such cost of coverage to be provided, directly, or indirectly, on at least a monthly basis for the lesser of (A) 12 months beginning with the termination date or (B) the balance of the Term, (iv) Executive shall receive any rights and benefits (if any) provided under plans and programs of the Company, determined in accordance with the applicable terms and provisions of such plans and programs, and (v) Executive shall be paid within thirty (30) calendar days after the date of termination, his accrued vacation time and business expense reimbursement through the date of termination in accordance with the Company’s usual procedures. Anything herein to the contrary notwithstanding, the payments to Executive set forth in Sections 7(c)(i) and 7(c)(ii) shall be made in accordance with the short-term deferral exception under Treasury Regulations section 1.409A-1(b)(4). Anything herein to the contrary notwithstanding, non-renewal of this Agreement after the expiration of the Term shall not be considered a termination of this Agreement by the Company or by Executive for Good Reason.
(e)    Executive’s obligations pursuant to Sections 8, 9 and 11 hereof shall survive any termination of this Agreement for any reason whatsoever.
(f)    In the event that Executive’s employment hereunder is terminated by Executive for Good Reason or by the Company without Cause within the six (6) months preceding or twenty-four (24) months following a Change in Control (as defined in the 2022 EIP) of the Company, then the Company shall pay to Executive in a lump sum payment within thirty (30) calendar days after the date of such termination, an amount equal to Executive’s (i) Base Salary and (ii) Bonus that would have been payable over the remaining balance of the Term had the termination of Executive’s employment hereunder not occurred, or if longer that would have been payable over a period of twenty-four (24) months from the termination date, plus any accrued but unpaid cash bonuses including those set forth in Section 5 of the Agreement, accrued and unused vacation time and any outstanding business expense reimbursement through the date of termination.
8.    Confidentiality, Intellectual Property Rights Assignment and Non-Competition.
(a)    As a condition to entry into this Agreement and Executive’s employment hereunder, Executive hereby acknowledges, agrees and confirms that the Company’s Confidentiality, Intellectual Property Rights Assignment and Non-Competition Agreement (the “Confidentiality Agreement”) dated as of January 1, 2022 by and between the Company and Executive, is and shall continue in full force and effect. The parties acknowledge and agree that such Confidentiality Agreement constitutes an integral part of this Agreement and is incorporated herein in its entirety by reference. The parties acknowledge and agree that this Agreement and the Confidentiality Agreement shall be considered separate contracts, and the Confidentiality Agreement shall survive termination of this Agreement for any reason.

MIH RESTRICTED – CONFIDENTIAL INFORMATION OF MIAMI INTERNATIONAL HOLDINGS, INC. AND ITS SUBSIDIARIES
10

(b)    Notwithstanding anything set forth in this Agreement or other agreement between the Company and Executive, Executive understands that pursuant to the Defend Trade Secrets Act of 2016:
(x)    an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (a)(i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) in a complaint or other document that is filed under seal in a lawsuit or other proceeding; and
(y)    an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual (a) files any document containing the trade secret under seal and (b) does not disclose the trade secret, except pursuant to the court order.
9.    Set-Off. The Company’s obligation to pay Executive the amounts and to make the arrangements provided hereunder shall be subject to set-off, counterclaim, or recoupment of amounts owed by Executive to the Company or its affiliates; provided, however, that to the extent any amount so subject to set-off, counterclaim, or recoupment is payable in installments hereunder, such set-off, counterclaim, or recoupment shall not modify the applicable payment date of any installment, and to the extent an obligation cannot be satisfied by reduction of a single installment payment, any portion not satisfied shall remain an outstanding obligation of Executive and shall be applied to the next installment only at such time the installment is otherwise payable pursuant to the specified payment schedule.
10.    Warranty Against Prior Existing Restriction. Executive is not a party to any agreement containing a non-competition clause or other restriction with respect to the services which he is required to perform hereunder.
11.    [Reserved]
12.    Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policy of the State of Delaware. Accordingly, if any particular provision, section, or subsection of this Agreement is adjudged by any court of law to be void or unenforceable, in whole or in part, such adjudication shall not be deemed to affect the validity of the remainder of the Agreement, including any other provision, section, or subsection. In addition, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographic scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear. Each provision, section, and subsection of this Agreement is declared to be severable from every other provision, section, and subsection and constitutes a separate and distinct covenant.

MIH RESTRICTED – CONFIDENTIAL INFORMATION OF MIAMI INTERNATIONAL HOLDINGS, INC. AND ITS SUBSIDIARIES
11

13.    Entire Agreement. This Agreement, together with the Confidentiality Agreement, contains the entire understanding of the parties as to the subject matter hereof and supersedes all previous verbal and written agreements as to the subject matter hereof. There are no other agreements, representations, or warranties as to the subject matter hereof not set forth herein. This Agreement supersedes and replaces any and all previous employment agreements by and between the Company and Executive, including the 2022 Agreement for all periods commencing July 17, 2025. It is acknowledged and agreed by the parties that except as otherwise provided herein all obligations under by and between the Company and Executive, including the Amended 2022 Agreement , required to be satisfied on or before the date hereof have been satisfied or waived.
14.    Notices. All notices or other documents under this Agreement shall be in writing and delivered personally or mailed by certified mail, return receipt requested postage prepaid, or sent via recognized overnight carrier or by email with confirmation of receipt, addressed to the Company or Executive at their last known addresses. Addresses are as follows:
If to the Company:    Miami International Holdings, Inc.
7 Roszel Road, Suite 1A
Princeton, NJ 08540
Attention: Executive Vice President and General Counsel
With Copy to:    Gallagher, Briody & Butler
116 Village Blvd., Suite 310
Princeton, NJ 08540
Attention: [***]
If to Executive:    to latest mailing address for Thomas P. Gallagher on record with Company
15.    Non-waiver. No delay or failure by either party to exercise any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right, unless otherwise expressly provided herein.
16.    Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.
17.    Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.
18.    Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
19.    Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of each of the parties and their respective successors and assigns.

MIH RESTRICTED – CONFIDENTIAL INFORMATION OF MIAMI INTERNATIONAL HOLDINGS, INC. AND ITS SUBSIDIARIES
12

20.    Remedies. The parties agree that in addition to any other rights and remedies available to the Company for any breach by Executive of his obligations hereunder, the Company shall be entitled to enforce Executive's obligations hereunder by court injunction, or court ordered affirmative action, which injunction or ordered action may restrain a future breaking of this Agreement if there is reasonable ground to believe that such a breach is threatened.
21.    Attorney's Fees. In the event of any alleged dispute, breach or default under the terms of this Agreement by either party, the prevailing party shall be entitled to recover all costs and expenses, including reasonable attorneys’ fees, incurred to enforce this Agreement, and such right shall be in addition to any and all other remedies or damages to which the prevailing party may be entitled.
22.    Prohibition Against Assignment. Executive agrees, for Executive and on behalf of Executive’s successors, heirs, executors, administrators, and any person or persons claiming under Executive by virtue hereof, that this Agreement and the rights, interests, and benefits hereunder cannot be assigned, transferred, pledged, or hypothecated in any way and shall not be subject to execution, attachment, or similar process. Any such attempt to do so, contrary to the terms hereof, shall be null and void and shall relieve the Company of any and all obligations or liability hereunder. Nothing expressed or referred to in this Agreement will be construed to give any person other than the Company or any of its subsidiaries or affiliates, and Executive any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.
23.    Section 409A.
(a)    All payments hereunder shall be subject to withholding and to such other deductions as shall at the time of such payment be required pursuant to any income tax or other law, whether of the United States or any other jurisdiction, and, in the case of payments to the executors or administrators to the Employee's estate, the delivery to the Company of all necessary tax waivers and other documents.
(b)    The payments and benefits provided for in Sections 7(a)(ii), 7(b)(i) and 7(c)(ii) of this Agreement are intended to constitute a short-term deferral pursuant to Treas. Reg. § 1.409A-1(b)(4) and thus not “nonqualified deferred compensation” subject to Section 409A. If the payments and benefits provided for in Sections 7(a)(ii), 7(b)(i) and 7(c)(ii) of this Agreement are deemed to provide for the payment of non-qualified deferred compensation benefits in connection with a separation of service under Section 409A(2)(a)(i) of the Code, the following interpretations apply to Sections 7(a)(ii), 7(b)(i) and 7(c)(ii): (i) Any termination of the Employee’s employment triggering payment of benefits under Sections 7(a)(ii), 7(b)(i) and 7(c)(ii) must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence. To the extent that the termination of Employee’s employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by Employee to the Company at the time the Employee’s employment terminates, any benefits payable under Sections 7(a)(ii), 7(b)(i) and

MIH RESTRICTED – CONFIDENTIAL INFORMATION OF MIAMI INTERNATIONAL HOLDINGS, INC. AND ITS SUBSIDIARIES
13

7(c)(ii) that constitute deferred compensation under Section 409A of the Code shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h). For purposes of clarification, this Section 23 shall not cause any forfeiture of benefits on the Employee’s part, but shall only act as a delay until such time as a “separation from service” occurs; (ii) If the Employee is a “specified employee” (as that term is used in Section 409A of the Code and regulations and other guidance issued thereunder) on the date his separation from service becomes effective, any benefits payable under Sections 7(a)(ii), 7(b)(i) and 7(c)(ii) that constitute non-qualified deferred compensation under Section 409A of the Code shall be delayed until the earlier of (A) the business day following the six-month anniversary of the date his separation from service becomes effective, and (B) the date of his death, but only to the extent necessary to avoid such penalties under Section 409A of the Code. On the earlier of (A) the business day following the six-month anniversary of the date his separation from service becomes effective, and (B) the Employee’s death, the Company shall pay the Employee in a lump sum the aggregate value of the non-qualified deferred compensation that the Company otherwise would have paid to the Employee prior to that date under Sections 7(a)(ii), 7(b)(i) and 7(c)(ii) of this Agreement; (iii) It is intended that each installment of the payments and benefits provided under 7(a)(ii), 7(b)(i) and 7(c)(ii) of this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code; (iv) Neither the Company nor the Employee shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code); and (v) to the extent that the period between the Termination Date and the date upon which payment is required to be made or commence begins in one calendar year and ends in a second calendar year, payment will be made or commence in the second calendar year. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit. Executive further acknowledges that, while this Agreement is intended to comply with Section 409A, any tax liability incurred by Executive under Section 409A is solely the responsibility of Executive.
24.    Excise Tax.
(a)    Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) to or for the benefit of Executive (whether pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 24) (the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are

MIH RESTRICTED – CONFIDENTIAL INFORMATION OF MIAMI INTERNATIONAL HOLDINGS, INC. AND ITS SUBSIDIARIES
14

hereinafter collectively referred to as the “Excise Tax”), then the Company shall pay to Executive an additional payment (a “Reimbursement Payment”) in an amount such that after payment by Executive of all taxes (including, without limitation, any income taxes and any interest and penalties imposed with respect thereto, and any excise tax) imposed upon the Reimbursement Payment, Executive retains an amount of the Reimbursement Payment equal to the Excise Tax imposed upon the Payments. For purposes of determining the amount of the Reimbursement Payment, Executive shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Reimbursement Payment is to be made and (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Reimbursement Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Notwithstanding the foregoing, in no event shall the amount of the Reimbursement Payment exceed the amount of the Base Salary paid to the Executive with respect to the calendar year immediately preceding the Executive’s Date of Termination.
(b)    Subject to the provisions of paragraph (a), all determinations required to be made under this Section 24, including whether and when a Reimbursement Payment is required, the amount of such Reimbursement Payment, the amount of any Option Redetermination (as defined below), and the assumptions to be utilized in arriving at such determinations, shall be made by the public accounting firm that is retained by the Company as of the date of the determination (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive within ten (10) business days of the receipt of notice from the Company or Executive that there has been a Payment, or such earlier time as is requested by the Company (collectively, the “Determination”). Notwithstanding the foregoing, in the event (i) the Board shall determine that the Accounting Firm is precluded from performing such services under applicable auditor independence rules or (ii) the Audit Committee of the Board determines that it does not want the Accounting Firm to perform such services because of auditor independence concerns, the Board shall appoint a nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company and the Company shall enter into any agreement requested by the Accounting Firm in connection with the performance of the services hereunder.
(c)    The Reimbursement Payment under this Section 24 with respect to any Payments shall be made no later than thirty (30) days following such Payment. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on Executive’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty.
(d)    As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Reimbursement Payments which will not have been made by the Company should have been made (“Underpayment”) or Reimbursement Payments are made by the Company which should not have been made

MIH RESTRICTED – CONFIDENTIAL INFORMATION OF MIAMI INTERNATIONAL HOLDINGS, INC. AND ITS SUBSIDIARIES
15

(“Overpayment”), consistent with the calculations required to be made hereunder. In the event the amount of the Reimbursement Payment is less than the amount necessary to reimburse Executive for the Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Company to or for the benefit of Executive. In the event the amount of the Reimbursement Payment exceeds the amount necessary to reimburse Executive for the Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by Executive (to the extent Executive has received a refund if the applicable Excise Tax has been paid to the Internal Revenue Service) to or for the benefit of the Company. Executive shall cooperate, to the extent Executive’s expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.
(e)    In the event that the Company makes a Reimbursement Payment to Executive and subsequently the Company determines that the value of any accelerated vesting of stock options held by Executive shall be redetermined pursuant to Treasury Regulation §1.280G-1 Q/A 33 (the “Option Redetermination”), Executive shall (i) file with the Internal Revenue Service an amended federal income tax return that claims a refund of the overpayment of the Excise Tax attributable to such Option Redetermination and (ii) promptly pay to the Company any excise tax which is refunded to Executive; provided, that the Company shall pay all reasonable professional fees incurred in the preparation of Executive’s amended federal income tax return. If the Option Redetermination occurs in the same year that the Reimbursement Payment is included in the Executive’s taxable income, then in addition to returning the refund to the Company, Executive will also promptly return to the Company any tax benefit realized by the return of such refund and the return of the additional tax benefit payment.
25.    Construction. No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party hereto by any court or other authority by reason of such party having or being deemed to have structured or drafted such provision.
[Remainder of page intentionally left blank]

MIH RESTRICTED – CONFIDENTIAL INFORMATION OF MIAMI INTERNATIONAL HOLDINGS, INC. AND ITS SUBSIDIARIES
16

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

MIAMI INTERNATIONAL HOLDINGS, INC.

By:	/s/ Lance Emmons
LANCE EMMONS
Chief Financial Officer

EXECUTIVE

/s/ Thomas P. Gallagher
THOMAS P. GALLAGHER

MIH RESTRICTED – CONFIDENTIAL INFORMATION OF MIAMI INTERNATIONAL HOLDINGS, INC. AND ITS SUBSIDIARIES
17